Exhibit (d)(41)

ASSUMPTION AGREEMENT

AGREEMENT made as of December 30, 2010, among NORTHERN TRUST INVESTMENTS, N.A. (“NTI NA”), NORTHERN TRUST INVESTMENTS, INC. (“NTI INC”) and NORTHERN TRUST GLOBAL INVESTMENTS LIMITED (“NTGIL”), each a subsidiary of NORTHERN TRUST CORPORATION.

WHEREAS, Northern Funds is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, NTI NA and NTGIL have been appointed as co-investment advisers to the Global Fixed Income Fund and NTI NA as investment adviser to the other series of the Northern Funds (collectively, the “Funds”), pursuant to an Amended and Restated Investment Advisory and Ancillary Services Agreement dated November 15, 2007 (with respect to the Global Sustainability Index Fund) and January 29, 2008 (with respect to each of the other Funds), as amended by the Assumption Agreement dated July 31, 2010 (the “Investment Advisory Agreement”);

WHEREAS, NTI NA will reorganize into NTI INC on or about December 30, 2010, (the foregoing referred to as a “Conversion”);

WHEREAS, the Conversion will not result in any changes to the personnel or investment operations with respect to the Funds;

WHEREAS, NTI INC will become a registered investment adviser under the Investment Advisers Act of 1940, succeeding to the investment adviser registration of NTI NA upon the completion of the Conversion; and

WHEREAS, NTI NA and NTGIL now desire to have NTI INC assume NTI NA’s responsibilities with respect to the Funds pursuant to the Investment Advisory Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. NTI INC shall assume all rights and obligations of NTI NA under the Investment Advisory Agreement with respect to the Funds upon the completion of the Conversion.

2. NTI NA and NTI INC hereby represent that (i) the management personnel of NTI NA responsible for providing investment advisory services to the Funds under the Investment Advisory Agreement, including the portfolio managers and the supervisory personnel, are or will be employees or associated persons of NTI INC where they will continue to provide such services for the Funds, and (ii) NTI INC and NTI NA are each a subsidiary of Northern Trust Corporation. Consequently, NTI NA and NTI INC believe that the assumption does not involve a change in actual control or actual management with respect to the investment adviser or the Funds.

3. The parties hereby agree that this Assumption Agreement shall be attached to and made a part of the Investment Advisory Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

NORTHERN TRUST INVESTMENTS, N.A.

By	/s/ Eric Schweitzer
(Authorized Officer)
Name:	Eric Schweitzer
Title:	Senior Vice President

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Eric Schweitzer
(Authorized Officer)
Name:	Eric Schweitzer
Title:	Senior Vice President

NORTHERN TRUST GLOBAL INVESTMENTS LIMITED

By:	/s/ Rupert H.W. Barnes
(Authorized Officer)
Name:	Rupert H.W. Barnes
Title:	Company Secretary